Exhibit 10.15

RETIREMENT AND RETENTION AGREEMENT

AGREEMENT, dated as of July 28, 2016, by and between Air Products and Chemicals, Inc., a Delaware corporation (the “Company”), and John D. Stanley (“Executive”).

WHEREAS, the parties intend that this Agreement shall set forth certain terms regarding Executive’s retirement from the Company and ensure the retention of Executive through the Retirement Date as defined below;

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the parties agree as follows:

1.	Retirement

(a)	Executive will retire from his employment by the Company as of close of business on September 30, 2016, (such date, or any other date on which Executive terminates employment, the “Retirement Date”) and, except as provided in Section 1(b), will resign from any position held by him as an officer or director of any subsidiary or affiliate of the Company. On or before the Retirement Date, Executive shall execute and deliver to the Company (or any subsidiary or affiliate thereof as the Company may direct) any documentation or written evidence of such resignations as may be reasonably requested by the Company. Unless the parties otherwise agree, Executive’s last day of service will be September 30, 2016 and he will cease to be an Executive Officer of the Company as of the close of business of such date.

(b)	Executive will serve as the Chairman of the Air Products Foundation. Such service may be terminated by Executive or the Company at any time.

2.	Effect of Retirement

(a)	Subject to the conditions of Section 3 below, Executive will become entitled to the following benefits upon his retirement in good standing from the Company on the Retirement Date, unless Executive is terminated for Cause, as defined in the Air Products and Chemicals, Inc. Long Term Incentive Plan, prior to the Retirement Date:

(i)

Executive will receive a lump sum cash payment, payable no later than December 31, 2016, equal to the difference between (A) the actuarial present value of Executive’s accrued vested pension benefits under the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees and Supplementary Pension Plan as of

the Retirement Date (the “Plans”), and (B) the actuarial present value of Executive’s accrued vested pension benefits under such Plans as of December 31, 2016, assuming that he retired from employment on December 31, 2016, such amount determined utilizing the discount rate applicable under such Plans for any employee retiring as of the Retirement Date.

(ii)	Executive’s outstanding Restricted Stock Units and Restricted Stock will be treated in accordance with the terms thereof as if Executive had retired on December 31, 2016.

(iii)	Executive’s outstanding Performance Shares Units will be treated in accordance with the terms thereof based on Executive’s retirement on the Retirement Date (including terms related to satisfaction of performance metrics and pro-ration).

(iv)	Executive will receive a cash payment of $98,238, payable no later than October 31, 2016 to compensate Executive for any potential loss in value related to the Performance Shares that Executive may have received had Executive retired on December 31, 2016.

(v)	Executive will receive a payment no later than October 31, 2016 in respect of his unused vacation days for calendar year 2016 (with such number of unused vacation days to be calculated as if Executive had retired on December 31, 2016).

(vi)	In lieu of a payment under any other compensation or benefit plan, program, policy or practice established or maintained by the Company that is intended to replace an annual incentive award for the current fiscal year upon separation from employment, Executive will receive an award under the Annual Incentive Plan for fiscal year 2016 equal to his target award under such plan multiplied by the payout factor determined by the Company’s board of directors to apply generally to the other named executive officers of the Company for fiscal year 2016, and such award shall be included as applicable for purposes of determining Executive’s benefits under the Plans (including the cash payment to be made under Section 2(i) hereof).

(b)	The compensation and benefits described above will be subject to withholding of all amounts required by law, including all applicable federal, state and local withholding taxes.

3.	Conditions to Compensation and Benefits Described Above

Executive’s entitlement to the benefits provided by this Agreement shall be subject to the following conditions:

(a)	Executive will continue to perform such duties for the Company as the Chairman, President and Chief Executive Officer shall direct, including assisting in the transition of his responsibilities to the interim general counsel.

(b)	Executive agrees, beginning on the date hereof and for a period of two (2) years hereafter, not to disparage the name, business reputation, or business practices of the Company or its subsidiaries or affiliates, or any of the officers or directors of the Company or its subsidiaries or affiliates. The Company agrees, beginning on the date hereof and for a period of two (2) years hereafter, not to disparage the name or business reputation of Executive. Nothing in this Agreement or otherwise shall prohibit or restrict Executive from: (i) making any disclosure of information or statement required by law, or to make or enforce any claim that he may have against Company, other than claims released by Executive; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(c)	The Executive hereby expressly acknowledges and agrees that the provisions of the Employee Patent, Copyright and Confidential Information Agreement entered into by him on June 20, 1988, shall continue to apply in accordance with its terms. In addition to Executive’s obligations to deliver all records, data and memoranda of any nature which are in his possession or control and which relate to his employment or the activities of the Company, including, for example, notebooks, diaries, reports, photographs, films, manuals and computer software media, Executive hereby agrees and confirms that he has returned, or by the Retirement Date will return, to the Company all of the Company’s property, including electronic devices (including, but not limited to, any laptop computer, tablet or similar device). Executive may retain his Company provided smartphone; provided, however that Executive shall allow the Company to delete any and all Company information from such device on or prior to his Retirement Date.

4.	Release

Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and/or assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, and each of their subsidiaries, affiliates and partnerships, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members and attorneys, and all of their successors and assigns (collectively, the “Released Parties”), from all claims, charges, demands, causes of action, and liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Executive has or may have against the Released Parties (i) from the beginning of time through the date upon which Executive signs this Release, including any Claims for an alleged violation of any or all federal, state and local laws or regulations and Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, and/or punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses or (ii) arising under any agreement between Executive and any Released Party (the “Release” and together with the Retirement Release, the “Releases”); provided, however, that this Release does not bar and is not intended to release any Claims (A) that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (B) with respect to indemnification or coverage, it being understood that Executive shall be indemnified by the Company as to any liability, cost or expense for which Executive would have been indemnified during employment, in accordance with the Company’s certificate of incorporation or insurance coverages in force for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of employment by the Company, (C) with respect to any and all rights under the Plans or any other Company pension or welfare benefit plan or program subject to the terms of such plans or programs (including any severance or change-in-control program or plan otherwise applicable to Executive). Nothing in this Agreement prohibits or restricts Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties in connection with such filed charge.

5.	Consultation/Voluntary Agreement

Executive acknowledges that the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking the Releases.

6.	Breach

The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement may not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to seek (a) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (b) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (c) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Without limiting any of its other damages or remedies at law or in equity, in the event of any breach of this Agreement by Executive, the Company shall be entitled to discontinue all benefits or amounts otherwise payable to Executive under Section 2(a) of this Agreement and recover all such amounts previously paid, except for $1,000.00 to be retained by Executive as consideration for enforcement of the non-breached provisions of the Agreement.

7.	Savings Clause

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs the Releases.

8.	Third-Party Beneficiaries

Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.

9.	Complete Agreement; Governing Law

This Agreement constitutes the entire agreement between Executive and the Company pertaining to the subjects contained in them and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral, applicable to Executive’s employment. Nothing in this Agreement or any other agreement between the Company and Executive shall restrict Executive’s right to practice law. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except in writing duly executed by Executive and a duly authorized representative of the Company. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

AIR PRODUCTS AND CHEMICALS, INC.

By:
Title: Chairman, President and Chief Executive Officer

AGREED TO THIS         DAY OF                 , 2016

John D. Stanley